July 30, 2008	CONTACT:
Elizabeth Wilkinson Phone: 281-408-1329

EAGLE ROCK ENERGY PARTNERS, L.P.’S SEMGROUP EXPOSURE

HOUSTON, TEXAS – Eagle Rock Energy Partners, L.P. (NasdaqGS:EROC) (the “Partnership”) today announced that it has approximately a $6 million receivable from certain subsidiaries of SemGroup, L.P.  (collectively “SemGroup”) related to its June sales of condensate.  Last week, SemGroup filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code and accordingly, the Partnership’s receivable associated with its June sales of condensate represents a pre-bankruptcy claim.  The Partnership is seeking payment of its June receivable as a critical supplier to SemGroup under SemGroup’s Supplier Protection Program (“SPP”).  The intent of the SPP is for SemGroup to pay certain critical suppliers their pre-bankruptcy claims in full and continue paying such suppliers for continued performance during the pendency of SemGroup’s Chapter 11 bankruptcy.  It is premature at this time to predict the timing of the Partnership’s receipt of payments, if any, for its June receivable,  whether under the SPP or otherwise.

During July 2008, the Partnership sold, pre-bankruptcy, and continued to sell, post-bankruptcy, condensate to SemGroup, primarily from the Partnership’s Texas Panhandle and East Texas midstream systems.  The Partnership’s financial exposure for its July sales of condensate currently is approximately $5 million to $6 million.  The Partnership is evaluating its ability to collect on its July 2008 sales in light of SemGroup’s bankruptcy.  The Partnership will continue to monitor SemGroup’s situation and will sell condensate to alternate purchasers should it become necessary.

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids; b) upstream, which includes acquiring, exploiting, developing, and producing crude oil and natural gas interests; and c) minerals, which includes acquiring and managing fee minerals and royalty interests. Its corporate office is located in Houston, Texas.

This news release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership's actual results to differ materially from those implied or expressed by the forward-looking statements. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2007.
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